ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made and entered this 31st day of January, 1997, by and among ATLANTA PROVISION COMPANY, INC., a Georgia corporation (the "Company"), and COLORADO BOXED BEEF COMPANY, a
Florida corporation ("Buyer").

                      W I T N E S S E T H:

     WHEREAS, the Company is engaged in business as a distributor of meat, poultry and seafood to retail food outlets, meat wholesalers and restaurants (the "Subject Business"); and

     WHEREAS, Buyer wishes to purchase, and the Company wishes to sell, certain of the assets owned and employed by the Company in connection with the Subject Business on the terms and conditions set forth herein;

     NOW, THEREFORE, the parties hereto, in consideration of the mutual promises hereinafter set forth, do promise and agree as follows:

     1.   Purchase and Sale of Assets.

     1.1 Purchased Assets. At the Closing (as hereinafter defined), the Company will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase, accept and receive the following assets of the Company (collectively, the "Purchased Assets"):

     (a) all accounts receivable, employee loans, notes receivable and other receivables, as specifically identified on Schedule 1.1(a) (excluding the Excluded Receivables as defined below), but only as such exist at the close of business on January 31, 1997 (the "Effective Time") and are identified on a schedule to the Closing Statement (as defined below) (the "Receivables"), and all goodwill associated therewith;

     (b) all inventories, raw materials, work in progress and finished products, whether on hand or in transit, as specifically identified on Schedule 1.1(b), but only as such exist at the Effective Time and are identified on a schedule to the Closing Statement (the "Inventory");

     (c) all business permits, licenses and regulatory approvals currently utilized by the Company, which are specifically identified on Schedule 1.1(c) (the "Necessary Permits"), to the extent they are assignable to Buyer;

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     (d)  all rights of the Company under unfilled sales orders with customers of the Subject Business or purchase orders with suppliers of the Subject Business, in each case to the extent assignable to Buyer;

     (e) All rights of the Company under equipment leases, service agreements and other agreements listed on Schedule 1.1(e)
(collectively, the "Operating Agreements");

     (f) all machinery, equipment, furniture, information systems, automobiles, trailers, tools and other fixed assets of the Company specifically identified on Schedule 1.1(f) (the "Machinery,
Equipment and Furniture");

     (g) the right to use and copy all financial and operating records related to the Subject Business, including, without limitation, all customer lists and customer records, books of account, related computer software and personnel records, as set forth in Section 7.2 below (collectively, the "Business Records");

     (h) all supplies, prepaid expenses and security deposits specifically identified on Schedule 1.1(h), but only as such exist at the Effective Time and are identified on a schedule to the Closing Statement (the "Supplies");

     (i) all United States, state and foreign trademark rights, including trademark applications, trademark registrations, trade names, brand names and interests thereunder as set forth on
Schedule 1.1(i) (collectively, the "Proprietary Rights");

     (j) all defenses related, directly or indirectly, to the Assumed Liabilities (as defined below);

     (k) all rights of the Company under written or oral agreements, contracts and commitments to which the Company is a party, and which the Company could terminate on thirty (30) days or less notice without liability to the Company (the "Smaller
Commitments"), to the extent they are assignable to Buyer;

     (l) the right to use "lockbox" account No. 198929 currently in the name of the Company and maintained by NationsBank, N.A.
(South) ("NationsBank");

     (m) the right to use "disbursement" accounts No. 010-114-1324 and 010-711-6650 currently in the name of the Company and maintained by Nationsbank;

     (n) the right to use the Company's name, and derivations thereof, as set forth in Section 8.5; and

     (o) all rights of the Company to utilize its existing phone numbers and post office boxes.

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

     1.2 Assumed Liabilities. At the Closing, the Buyer will assume and agree to pay, perform and discharge the following debts, obligations, contracts and liabilities of the Company
(collectively, the "Assumed Liabilities"), and no others:

     (a) all accounts payable and trade payables specifically identified on Schedule 1.2(a), but only as such exist at the Effective Time and are identified on a schedule to the Closing
Statement (the "Payables");

     (b) all obligations and liabilities pertaining to the accruals and outstanding checks specifically identified on Schedule 1.2(b), but only as such exist at the Effective Time and are identified on a schedule to the Closing Statement (the "Accruals");

     (c) all obligations and liabilities of the Company under sales orders and purchase orders specifically identified on
Schedule 1.2(c), but only as such exist at the Effective Time and are identified on a schedule to the Closing Statement

     (d) all obligations and liabilities of the Company under the Operating Agreements;

     (e) the contracts reflected on Schedule 4.9(b) and liabilities of the Company thereunder to the extent such liabilities are identified on Schedules 1.2(a) or 1.2(b), which are in existence at the Effective Time and were incurred in the ordinary course of business or which arise thereunder after the Effective Time (such contracts and liabilities are referred to collectively as the "Employee Benefit Liabilities"), and also including any obligations that arise by operation of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the National Labor Relations Act and the Labor Management Relations Act with respect of such benefits;

     (f) all obligations and liabilities of the Company relating to returns of products in the ordinary course of business in accordance with past practices (but not including any product liability claims related to such returns); and

     (g) all obligations and liabilities of the Company arising under the Smaller Commitments to the extent that such liabilities are identified on Schedules 1.2(a) or 1.2(b), and all obligations and liabilities arising pursuant to the Smaller Commitments on or after the Effective Time.

     1.3 Excluded Assets and Liabilities. The Purchased Assets specifically exclude cash and cash accounts, the Company's interest in Fieldstone Meats of Alabama, unamortized loan fees, any real estate owned by the Company, and the troubled accounts and notes receivable specifically described on Schedule 1.3 (the "Excluded Receivables"). The Assumed Liabilities specifically, and without

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

limitation, exclude all liabilities of the Company not specifically identified as an Assumed Liability, all liabilities for personal property taxes, business license fees or taxes, and real estate taxes, and any liabilities of the Company to The Diana Corporation ("Diana"), Entree Corporation ("Entree"), or any officers, directors or stockholders of the Company, Diana, Entree, or any entity related to said corporations which are not identified on
Schedule 1.2(b) (collectively, the "Excluded Liabilities").

     2.   Purchase Price.

     2.1 Amount. The Purchase Price shall equal (i) one hundred percent (100%) of the aggregate cost of the Inventory as reflected in the Closing Statement (defined in Section 2.2 below), plus (ii) one hundred percent (100%) of the aggregate face amount of the Receivables as reflected in the Closing Statement, plus (iii) the value of the Machinery, Equipment and Furniture as reflected on
Schedule 1.1(f), and the Supplies as reflected on the Closing Statement, minus (iv) the value of the Payables as reflected on the Closing Statement, minus (v) the value of the Accruals as reflected on the Closing Statement; and minus (vi) Three Hundred Thousand Dollars ($300,000.00).

     2.2 Closing Statement. On or before 10:00 A.M. on February 3, 1997, the Company and Buyer shall agree upon a Closing Statement detailing the Purchase Price and reflecting an Inventory physical count, changes in Receivables, Payables, Accruals and Supplies, all as of the Effective Time, and based upon the review of Company and bank records and other matters conducted by representatives of Company and Buyer after the Effective Time and prior to February 3, 1997. The closing of this transaction shall be effective as of the Effective Time and, if closed, Buyer shall be responsible for the Assumed Liabilities and shall have title to the Purchased Assets as of the Effective Time. The value of the Inventory, Payables and Supplies as reflected on the Closing Statement shall be final, conclusive and binding on the parties, and there shall be no post-Closing adjustment of said value.

     2.3 Payment at Closing. At Closing, Buyer shall pay to the Company, in immediately available funds, the Purchase Price, minus the Escrow Amount (as defined below), and shall deposit the Escrow Amount with the Escrow Agent identified in Section 2.4 below.

     2.4 Accounts Receivable and Indemnification Escrow. At Closing, Buyer shall deposit a sum equal to the amount of the Receivables plus the Excluded Receivables, multiplied by ten percent (10%), and then minus the amount of the Excluded Receivables (the "Escrow Amount") with Reliance Trust Company, as escrow agent (the "Escrow Agent"), to be held in accordance with the Escrow Agreement substantially in the form of Schedule 8.2(e). After Closing, there shall be no adjustment for the value of the Receivables, except for the procedure set forth in Section 8.4 and

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

the Escrow Agreement as to specific accounts, or portions thereof, constituting portions of the Receivables.

     3. Allocation of Purchase Price. Company and Buyer shall allocate the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and Schedule 3 attached. Buyer, the Company, and any persons or entities related to the Company, shall make all filings and reports required by Section 1060 of the Code on a basis consistent with Schedule 3.

     4.   Representations and Warranties of the Company.  The
Company represents and warrants as follows:

     4.1  Corporate.

     (a) The Company is a corporation incorporated, organized and validly existing and in good standing under the laws of Georgia and has all requisite power and authority to own and operate the business and property of the Subject Business as and where it is now being conducted, and to perform its respective obligations under this Agreement and the instruments contemplated herein.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors and shareholders of the Company and no other corporate action by the Company is necessary to authorize such actions.

     (c) This Agreement is, and the agreements, instruments and documents to be executed by the Company pursuant hereto or in connection herewith will be, when executed by it, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     (d) All of the outstanding shares of stock of the Company are, and as of the Closing will be, owned by those persons or entities set forth on Schedule 4.1(d).

     4.2  Financial.

     (a) Attached hereto as Schedule 4.2(a) are copies of the audited financial statements of the Company as of March 30, 1996, and for the year then ended (the "Company Year-End Financials"). These financial statements present fairly the assets and liabilities of the Company in accordance with generally accepted accounting principles, consistently applied. There is no material obligation, claim or liability which is not properly reflected or reserved in the Company Year-End Financials.

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

     (b) Attached hereto as Schedule 4.2(b) are copies of the internal financial statements of the Company as of January 4, 1997 (the "Company Current Financial Statements"). The Company Current Financial Statements present fairly the assets and liabilities of the Company in accordance with generally accepted accounting principles consistently applied (except for the omission of footnotes and subject to year-end adjustments) and are consistent with past financial statements of the Company.

     (c) Except as disclosed in Schedule 4.2(a), (b) and (c), since January 4, 1997, there has not been:

          (1) any material adverse change in the financial condition or the operations of the Subject Business;

          (2) any sale, pledge or assignment of material assets or properties of the Company, except for assets disposed of in the ordinary course of business;

          (3)  any damage, theft or destruction to the Purchased
     Assets, whether covered by insurance or not, which has had or could be reasonably anticipated to have a material adverse effect on the Subject Business;

          (4) any change in the Company's accounting methods or practices, including, without limitation, any change in the practice and procedures regarding inventory costing, accounts receivable and accounts payable;

          (5) any general or uniform increase in the salaries, wages or benefits of employees of the Company, or any increase in the salaries or benefits of the ten (10) most highly compensated employees of the Company;

          (6) incurred any obligation or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except in the ordinary course of its business; and

          (7) any default in any material obligation of the Company.

     4.3  Title to and Condition of Property.

     (a) The Company has and will have as of the Closing good and marketable title to all of the Purchased Assets free and clear of all liens, encumbrances or obligations of any kind, nature or description, and whether fixed or contingent, except those set forth in Schedule 4.3(a) hereto and which shall be discharged or released at or prior to Closing by the Company or assumed at Closing by Buyer.

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

     (b) Except as set forth in Section 4.3(a), no representation or warranty is made as to the condition of the Machinery, Equipment and Furniture, or the Supplies, and the property subject to the Operating Agreements. Said assets shall be sold to Buyer "as is" and "where is," with all faults.

     4.4  Contracts and Commitments.

     (a) Schedule 4.4(a) attached hereto contains a list of all written or oral agreements, contracts and commitments (except for sales orders, purchase orders and the Smaller Commitments) to which the Company is a party. The Company is not, and to the Company's knowledge no other party is, in breach of any provisions of, and is not in default in any respect under the terms of, any such agreement, contract or commitment.

     (b) All sales orders and purchase orders to which the Company is, as of this date, a party are set forth on Schedule 1.2(c) attached hereto.

     (c) The Company is not a party to or bound by any contracts with officers, employees, agents, consultants or distributors of the Subject Business, and the Company has no obligations for increases in compensation to employees other than pursuant to the Collective Bargaining Agreement, which is not a part of the Assumed Liabilities.

     4.5  No Breach of Statute or Contract.  Except as set forth in
Schedule 4.5 hereto, neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, on the part of the Company will (i) violate any provision of the articles of incorporation or by-laws of the Company, (ii) cause the Company to breach any statute, ordinance or regulation of any governmental authority, domestic or foreign, or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party or by which it may be bound, or constitute a default thereunder.

     4.6 Litigation. Except as set forth in Schedule 4.6, there is no suit, action, grievance, workmen's compensation claim, unemployment compensation claim, unfair labor practice claim or arbitration, nor is there any investigation, legal or administrative or other proceeding before or by any federal, local or other governmental agency, pending or, to the best knowledge of the Company, threatened against the Company or related to the Purchased Assets or the Subject Business. Schedule 4.6 sets forth a true, correct and complete list and description of all claims, settled and open (including amounts paid, the nature of the claim, the amount of reserves established, if known) asserted against the Company during the current and past year, or which remain open at this time. Such claims are not part of the Assumed Liabilities, and the Company warrants that it has adequate insurance coverage

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

and will maintain adequate reserves after Closing to fully satisfy all liabilities, if any, of the Company pursuant to such claims.

     4.7  Proprietary Rights.  Except as set forth in Schedule
1.1(i), there are no patents, patent applications, trademarks, copyrights, trade secrets or proprietary rights necessary to the conduct of the Subject Business as now conducted.

     4.8 Insurance. Schedule 4.8 hereto contains a list of all policies of insurance relating to the operations and assets of the Subject Business in effect as of the date hereof.

     4.9  Labor Matters.

     (a) Except as set forth in Schedule 4.9(a), no employee of the Subject Business is covered by any collective bargaining agreements and, to the knowledge of the Company, no union organizing activities are in process or contemplated involving such employees and no petitions have been filed for union organization or representation of such employees. There is not pending or, to the knowledge of the Company, threatened any labor dispute, strike or work stoppage involving the employees of the Subject Business which affects or which may affect or interfere with its continued operation, and the Company has not experienced any work stoppages in the past three (3) years.

     (b) Schedule 4.9(b) lists all employee benefit plans, programs, policies or arrangements with respect to the Company's employees and former employees that the Company maintains, contributes to, or has any liability under, including, without limitation, all bonus, pension, profit-sharing, retirement, deferred compensation, welfare benefit, vacation and severance pay plans. The Company does not maintain, contribute to, have any obligation to contribute to, or have any actual or potential liability under any "employee pension benefit plan" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is a defined benefit pension plan (other than the Multi-Employer Plan described in Section 4.9(c) below).

     (c)  The only multi-employer plan, as that term is defined in
Section 3(37) of ERISA, to which the Company contributes (or to which it has any obligation to contribute) or to which, to the Company's knowledge, it may have actual or potential liability under Title IV of ERISA for a complete or partial withdrawal from a multi-employer plan is the United Food & Commercial Workers International Union-Industry Pension Fund (the "Multi-Employer Plan").

     (d) With respect to the Company's 401(k) plan, neither the Company nor any fiduciary therefor has engaged in a prohibited transaction which would subject the Company to a tax or penalty on

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

prohibited transactions imposed by ERISA or the Code, or to any other liability under ERISA or the Code. All reports, statements, returns and other information required to be furnished or filed with respect to said 401(k) have been furnished or filed in accordance with ERISA and the Code, and they are true, correct and complete in all material respects. The Company has no knowledge of any threatened or pending claim against the Company or its fiduciaries by any participant, beneficiary or governmental agency.

     4.10 No Governmental Approval. No consent, approval, order, authorization or designation of, and no registration, declaration, filing or recording with, any governmental authority is required to be obtained by the Company in connection with the transactions contemplated by this Agreement.

     4.11 Brokers. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

     4.12 Compliance with Laws.

     (a) Except as set forth on Schedule 4.12(a), all of the Purchased Assets and existing operations of the Subject Business comply, to the Company's knowledge, in all material respects with all statutes, ordinances and regulations relating to the Purchased Assets and the Subject Business or their use, including, without limitation, all federal, state and local acts, including rules and regulations thereunder, regulating or otherwise affecting employee health and safety or the environment.

     (b) Except as set forth on Schedule 4.12(b), the Company has not received, during the twelve (12) months prior to this date, notice of any violation by the Company of, and, to the best of the Company's knowledge, the Company is not in violation of, the Occupational Safety & Health Act of 1970, as amended, including rules and regulations thereunder, or any other federal, state or local laws, including rules and regulations thereunder, regulating or otherwise affecting employee health and safety, which violation would have a material adverse effect on the Subject Business or Purchased Assets.

     (c) Company has filed all federal, state and local income tax returns, and Company has filed all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, and other tax returns (including returns with respect to withholding and unemployment tax) required to be filed by it, and has paid all taxes owing by it, including interest and penalties thereon, except taxes which have not yet accrued or otherwise become due for which adequate provision has been made. Neither the Internal Revenue Service nor any other taxing authority is now asserting, or, to the knowledge of the Company or any stockholder

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

thereof, threatening to assert against Company any deficiency or claim for additional taxes or interest thereon or penalties.

     4.13 Product Liability Claims.  Except as set forth on
Schedule 4.6, the Company has not been served with any currently effective summons or complaint, and there is no action or suit, equitable or legal, to which the Company is a party, nor any administrative, arbitration or other proceeding pending or, to the Company's knowledge, threatened against the Company with respect to products sold or distributed by the Company.

     4.14 Permits/Approvals. Company currently possesses such certificates, authorities or permits issued by the appropriate local, state or federal regulatory agencies or bodies as are necessary to conduct the Subject Business, the failure of which to have would create a material adverse impact on the Subject Business. All of such certificates, authorities and permits are listed on Schedule 1.1(c), and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

     4.15 Certain Environmental Matters.  Except as set forth on
Schedule 4.15, the Company is operating and has operated the Subject Business in material compliance with all applicable local, state and federal environmental laws, regulations and ordinances, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., and the environmental laws and regulations of the State of Georgia, as each such statute or regulation has been amended from time to time ("Environmental Laws and Regulations"). The Company has not knowingly accepted for storage and, to the best of its knowledge, does not store any hazardous substance or hazardous material at the property and buildings at which the Subject Business is conducted (the "Property") in violation of the Environmental Laws. The Company has never knowingly caused the release of any amount of any hazardous substance or hazardous material to the environment, which release would constitute a violation of any Environmental Laws and Regulations. The Company does not own, lease, rent or otherwise utilize any underground storage tanks, and, to the best of the Company's knowledge, there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at the Subject Business in violation of the Environmental Laws and Regulations. To the best of Company's knowledge, the property and buildings from which the Subject Business is conducted does not contain (i) any asbestos, (ii) any polychlorinated biphenyl (PCB) substances, or (iii) any waste petroleum products. For purposes of this Section 4.15, "hazardous substance", "release" and "environment" shall have the same meanings as those terms are defined by Section 101 of CERCLA, 42 U.S.C. Section 9601, and "hazardous material" shall have the same meaning as that term is defined by

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

Environmental Laws and Regulations.

     4.16 Transactions with Interested Persons. Neither Company nor any of its stockholders own, directly or indirectly, on an individual or joint basis, any material interest in any customer, competitor or supplier of the Subject Business, or any organization which has a material contract or arrangement with the Subject Business, except for the Company's interest in Fieldstone Meats of Alabama, Inc.

     4.17 Financial Matters.

     (a) The value of assets of Company at a fair valuation in the aggregate will, immediately following the Closing, and after giving effect to all of the transactions contemplated by this Agreement, exceed the amount of its then existing debts and other liabilities (including contingent liabilities).

     (b)  The assets of Company will not, immediately following
Closing, and after giving effect to all of the transactions contemplated by this Agreement, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

     (c) Company will receive reasonably equivalent value in exchange for the Purchased Assets (including Buyer's assumption of the Assumed Liabilities), and Company does not intend to, does not believe it will, nor should it reasonably believe it will incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Buyer and amounts to be payable or in respect of then existing debts of the Buyer).

     4.18 Receivables. To the Company's knowledge, the Receivables represent bona fide undisputed accounts now owed to the Company for products delivered in accordance with purchase orders or specifications of customers of the Company, and, to the Company's knowledge, no such account is subject to a defense, counterclaim or offset, or an agreement for reduction or discount, except to the extent of an Assumed Liability. To the Company's knowledge, no payment on any of the Receivables is contingent upon performance of any other obligation of the Company, or any other person or entity.

     4.19 Exhibits and Deliveries. To the Company's knowledge, all schedules and exhibits attached hereto accurately reflect the true, correct and complete list of all material items and matters referenced therein. Company has delivered to Buyer true, correct and complete originals or copies of all documents and instruments referenced, listed or described in all of the exhibits or schedules, including any and all material riders, attachments, addenda and amendments thereto, and guaranties thereof.

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

     4.20 Disclosure. To the Company's knowledge, no representation or warranty by the Company contained in this Agreement, and no statement, schedule, exhibit, writing, certificate, list, document or other instrument furnished, to be furnished or delivered to Buyer by Company (or on behalf of the Company) pursuant hereto or in connection with the transaction contemplated herein, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements and information herein or therein not misleading.

     4.21 Disclaimer of Disclosure. The Company does not make, and has not made, any representation or warranty relating to the Company, the Subject Business, the Purchased Assets or otherwise in connection with the transactions contemplated hereby other than those expressly set out. It is understood that any cost estimates, projections or other predictions, or any other data not included herein are not and shall not be deemed to be or to include representations or warranties of the Company. Except as set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company, the Subject Business, the Purchased Assets or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.

     5. Representations and Warranties of Buyer. The Buyer represents, warrants and agrees as follows:

     5.1  Corporate.

     (a) Buyer is a corporation organized, validly existing and in good standing under the laws of Florida, and has all requisite power and authority to own and operate its business and property as and where it is now being conducted.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer and no other corporate action by Buyer is necessary to authorize such actions.

     (c) This Agreement is, and the agreements, instruments and documents to be executed by Buyer pursuant hereto or in connection herewith will be when executed by it, the valid and legally binding obligations of Buyer enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

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

     5.2  Financial.

     (a) Attached hereto as Schedule 5.2(a) are copies of the audited financial statements of the Buyer as of March 30, 1996, and for the year then ended (the "Buyer Year-End Financials"). These financial statements present fairly the assets and liabilities of the Buyer in accordance with generally accepted accounting principles, consistently applied. There is no material obligation, claim or liability which is not properly reflected or reserved in the Buyer Year-End Financials.

     (b) Attached hereto as Schedule 5.2(b) are copies of the internal financial statements of the Buyer as of December 27, 1996 (the "Buyer Current Financial Statements"). Buyer Current Financial Statements present fairly the assets and liabilities of the Buyer in accordance with generally accepted accounting principles, consistently applied (except for the omission of footnotes and subject to year-end adjustments), and are consistent with past financial statements of the Buyer.

     (c)  Since December 27, 1996, there has not been:

          (1) any material adverse change in the financial condition or the operations of the business of the Buyer;

          (2) any obligation or liability incurred (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except in the ordinary course of its business; and

          (3)  any default in any material obligation of the Buyer.

     5.3  Financial Matters.

     (a) The value of the assets of Buyer at a fair valuation in the aggregate will, immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, exceed the amount of its debts and other liabilities (including contingent liabilities).

     (b)  The assets of Buyer will not, immediately following
Closing and after giving effect to all of the transactions contemplated by this Agreement, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

     (c) Buyer has received reasonably equivalent value in exchange for its payment of the Purchase Price (including Buyer's assumption of the Assumed Liabilities), and Buyer does not intend to, will not, does not believe it will, nor should it reasonably believe it will incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Buyer and amounts to be payable on or in respect of debts of Buyer).

     5.4 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions hereof, on the part of Buyer will (i) violate any provision of the articles of incorporation or by-laws of Buyer,
(ii) cause Buyer to breach any statute, ordinance or regulation of any governmental authority, domestic or foreign, or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it may be bound, or constitute a default thereunder.

     5.5 Brokers. There are no claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

     6. Covenants of the Company Pending Closing. The Company covenants and agrees that from and after the date of this Agreement and until the Closing:

     6.1 Access to Information. Buyer and its authorized representatives and agents (including, but not limited to, potential lenders, accountants, attorneys, and agents and representatives of the foregoing) shall have reasonably full access during normal business hours to all plant and other properties, books, records, contracts and documents of the Subject Business and other materials reasonably related to the business and affairs of the Company. The Company shall furnish or cause to be furnished to Buyer and its authorized representatives and agents all information with respect to the business and affairs of the Company as they may reasonably request, including such information as Buyer may reasonably request for the purpose of disclosure to any financial institution in connection with providing such financing as Buyer deems to be in its best interest, all subject to the terms of the Mutual Confidentiality Agreement executed by the Company and Buyer. Any inspection or testing of physical properties or facilities by Buyer must be approved in advance by an officer of the Company. Buyer and its representatives and agents shall not meet with representatives of the Union (as defined in Section 10.16) or discuss any potential collective bargaining agreement without the consent of the Company and without a representative of the Company being present.

     6.2 Carry On In Regular Course. The Company will use its best efforts to cause the Subject Business to be conducted according to its ordinary and usual course and substantially in the manner heretofore conducted, except as contemplated by this Agreement. The Company will use its reasonable best efforts to preserve in all material respects its business organization and business relationships.

     6.3 Best Efforts. The Company will use its best efforts to cause all conditions to the consummation of the transactions contemplated hereby which are within the control of the Company to be satisfied as promptly as practicable, shall not undertake any course of action inconsistent therewith or which would make any of its representations contained herein untrue at or prior to Closing, and shall deliver at Closing all documents which are to be delivered by it as a condition to Buyer's obligations hereunder.

     6.4 Insurance. The Company shall maintain all existing or equivalent insurance covering the Subject Business, the premises from which it is currently conducting the Subject Business and/or the Purchased Assets in effect as of the date hereof.

     6.5 Property and Assets. The Purchased Assets will be used, preserved and maintained in the ordinary course of business to the same extent as is consistent with past customs and practices.

     6.6 Corporate Action and Consents. The Company shall take all corporate and other action necessary to consummate the transaction contemplated hereby and shall use its best efforts to obtain all corporate and similar consents and approvals required from third-parties to enable it to carry out the transactions contemplated by this Agreement.

     6.7 Financial Affairs. The Company shall not take any action (or omit to take any action) within its control which would necessitate disclosure on Schedules 4.2(a), (b) or (c).

     6.8 Excluded Liabilities. The Company covenants and agrees that at or prior to Closing, or, as appropriate, after Closing, that it shall pay, perform and discharge all of the Excluded Liabilities, and shall do so no later than their respective due dates, and that the Company will maintain adequate reserves, or, at this time, has adequate assurances that all sums necessary to pay the Excluded Liabilities shall be available to the Company.

     6.9 No Further Encumbrances. The Company covenants and agrees that it shall not, for one (1) year after the Effective Time, impose, or allow the imposition of, any lien or encumbrance on the Property securing money borrowed, other than the two (2) existing mortgages on the Property, and shall not request or allow any future advances to be made under said existing mortgages so as to increase the outstanding principal balances thereunder in excess of their respective present outstanding principal balances. Notwithstanding the above, this covenant shall not in any manner restrict the Company's sale of the Property at any time to a bona fide purchaser for value.

     7.   Covenants of Buyer.

     7.1 Best Efforts. Buyer will use its best efforts to cause all conditions of the consummation of the transactions contemplated hereby which are within its sole control to be satisfied as soon as practicable, shall not undertake any course of action inconsistent therewith or which would make any of its representations contained herein untrue at or prior to Closing, and shall deliver at Closing all documents which are to be delivered by it as a condition to the Company's obligations hereunder.

     7.2 Utilization and Maintenance of Records. From and after the Closing Date until the termination or expiration of the Lease between the Company and the Buyer referred to in Schedule 8.2(d) below (the "Utilization Period"), the Buyer shall have the right to fully utilize and copy the Business Records. At or prior to the end of the Utilization Period, the Buyer shall notify the Company that the Business Records are available at the Property to be picked up or utilized there by the Company; provided, however, that the Buyer shall be allowed to permanently retain and remove from the Property all personnel records. Buyer further covenants that, during the Utilization Period, and upon request of the Company, the Company and its authorized representatives shall have reasonable access during normal business hours to the Business Records, and shall thereafter allow the Company or its authorized representatives and agents reasonable access during normal business hours to all personnel records, all as such records pertain to the period before the Effective Time.

     7.3 Letters of Credit. On the Closing Date, Buyer shall use its best efforts to provide security or make other arrangements as are necessary to release the Company from any reimbursement obligations under outstanding letters of credit.

     7.4 Assistance to the Company. Buyer covenants and agrees that subsequent to the Closing it will provide the following services to the Company:

     (a) During the Utilization Period, Buyer shall provide the Company with administrative support and personnel reasonably sufficient to enable the Company (i) to prepare, file and make all necessary property, payroll, withholding and sales tax reports, as are required of the Company, (ii) to assist in gathering supporting documentation and payments by the Company of Excluded Liabilities,
(iii) to prepare final business license tax and final sales tax returns, and (iv) to provide similar assistance as the Company may reasonably request. Such services shall include, but not be limited to, reasonable assistance in the preparation of all required payroll related reports and returns, such as applicable Forms W-2, Form 941 and unemployment reports and all materials relating to the taxes and fees described in Section 10.13.

     (b) Buyer shall complete and deliver to the Company within 45 days of the Closing Date information as of the Closing Date reasonably requested by the Company to assist in preparation of income tax returns for the Company and its affiliates.

     (c) Buyer shall deliver to the Company within seven (7) days of the Closing Date information reasonably requested by the Company to assist with the Company's preparation of an interim financial statement through the period immediately prior to and immediately after and giving effect to the Closing.

     (d) Buyer shall provide reasonable administrative assistance with respect to remaining insurance plan liabilities of the Company and all outstanding claims and arbitrations in which the Company is presently involved.

     7.5 Guarantees. Buyer shall, at Closing, use its best efforts to obtain releases of Diana from all guarantees by it of liabilities of the Company.

     7.6 Payment of Assumed Liabilities. Buyer covenants and agrees that it shall pay, perform and discharge in the ordinary course of business all of the Assumed Liabilities, and shall do so no later than their respective due dates. Buyer further covenants and agrees that all payments made by the Buyer after the Closing Date to individuals or entities to whom trade payables that constitute Assumed Liabilities are owed (the "Assumed Trade Debt Vendors") shall be designated (by notation on the check or remittance advice to the Assumed Trade Debt Vendor accompanying payment, copies of which shall be retained by Buyer for no less than three years following the Closing Date) as repayment first of outstanding indebtedness constituting Assumed Liabilities. For purposes of the preceding sentence, such designation, whenever possible, shall be made by reference to a specific invoice number.

     8.   Closing.

     8.1 Time and Place of Closing. The closing of this Agreement (herein called the "Closing") shall be held at the offices of the Company, Atlanta, Georgia, at 11 o'clock a.m. local time on or before February 3, 1997, or on such other date and at such other time or place agreed to by the parties. The date of Closing is sometimes referred to herein as the "Closing Date." For all purposes, however, this transaction, if closed, shall be effective as of the Effective Time.

     8.2 Conditions Precedent to Obligations of Buyer. Each and every obligation of Buyer under this Agreement shall be subject to fulfillment, prior to or at the Closing, of each of the following conditions unless waived by Buyer:

     (a) each representation and warranty made by the Company in this Agreement or any schedule hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation and warranty had been made or given on and as of the Closing Date;

     (b) the Company shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing;

     (c) the Company shall have tendered for delivery to Buyer a Bill of Sale, Assignment and Assumption Agreement in the form of
Schedule 8.2(c), along with such other assignments, certificates of title and instruments of transfer as shall be necessary to vest in Buyer the Purchased Assets in form reasonably satisfactory to Buyer;

     (d) the Company shall have tendered for delivery the Lease in the form of Schedule 8.2(d), shall have subordinated all of its interests as landlord in the Buyer's property to the interests of Buyer's lender and have complied with any other reasonable requests of Buyer's lender;

     (e)  the Company shall have tendered for delivery the Escrow
Agreement in the form of Schedule 8.2(e) (the "Escrow Agreement");

     (f) the Company, Diana and Entree shall have tendered for delivery the Noncompetition and Confidentiality Agreement in the form of Schedule 8.2(f);

     (g) the Company shall have delivered to the Buyer a copy of resolutions of the Board of Directors and the shareholders of the Company, certified by the Secretary of the Company, authorizing the transactions contemplated by this Agreement;

     (h) the Company shall have obtained all consents necessary for the transfer and assignment of all Operating Agreements;

     (i) Buyer shall have obtained such licenses, permits and other regulatory approvals necessary for it to conduct the Subject Business, except where failure to obtain such a consent or new licenses, permits or regulatory approvals (i) results from Buyer's failure to utilize its reasonable best efforts to obtain such authorization, or (ii) would not have a material adverse effect on Buyer in its operation of the Subject Business following Closing;

     (j)  Diana shall have executed that Guaranty in the form of
Schedule 8.2(j);

     (k) no action or proceeding before any court or governmental body shall be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated herein or cause such transactions to be unlawful or rescinded, or which materially affect the right of Buyer to own, operate or control the Purchased Assets;

     (l) the Buyer shall have received from the Company's counsel, Godfrey and Kahn, S.C., an opinion in the form set forth in
Schedule 8.2(l), addressed to the Buyer and Buyer's lenders, dated as of the Closing Date;

     (m) the Company shall have delivered to the Buyer a certificate of its officers certifying to the fulfillment of the conditions set forth in Sections 8.2(a) and 8.2(b) above;

     (n) Buyer shall receive written evidence that all liens, encumbrances or security interests affecting the Purchased Assets (and not related to an Assumed Liability) have been released and terminated, and adequate provision has been made to terminate such interests of record; and

     (o) the Closing Statement shall be prepared and delivered by the Company in accordance with this Agreement.

     8.3 Conditions Precedent to Obligations of the Company. Each and every obligation of the Company under this Agreement shall be subject to fulfillment, prior to or at the Closing, of each of the following conditions unless waived by the Company:

     (a) each representation and warranty made by the Buyer in this Agreement or any schedule hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though each such representation and warranty had been made or given on and as of the Closing Date;

     (b) Buyer shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing;

     (c) Buyer shall have tendered to Company a Bill of Sale, Assignment and Assumption Agreement in the form of Schedule 8.2(c);

     (d) Buyer shall have tendered for delivery the Lease in the form of Schedule 8.2(d);

     (e)  Buyer shall have tendered for delivery the Escrow
Agreement;

     (f) Buyer shall have delivered to the Company a copy of resolutions of the Board of Directors of Buyer, certified by the Secretary of Buyer, authorizing the transactions contemplated by this Agreement;

     (g) Buyer shall have delivered to the Company a certificate of its officers certifying to the fulfillment of the conditions set forth in Sections 8.3(a) and 8.3(b) above;

     (h)  Buyer shall have made the Closing payment to the Company;

     (i) The Company shall have received from the Buyer's counsel, Peterson & Myers, P.A., an opinion in the form set forth in
Schedule 8.3(i), addressed to the Company, dated as of the Closing
Date;

     (j) Buyer shall not have terminated this Agreement during the Inspection Period referred to in Section 10.12;

     (k) no action or proceeding before any court or governmental body shall be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated herein or cause such transactions to be unlawful or rescinded, or which might materially affect the right of Buyer to own, operate or control the Purchased Assets;

     (l) Buyer shall have provided the security, or have made other arrangements, as set forth in Section 7.3, and shall have obtained releases of Diana, as set forth in Section 7.5; and

     (m) Buyer shall have received reasonable assurances that Buyer's lender shall have no security interest, or shall release any security interest it may claim, in any of the Receivables that are re-assigned to the Company in accordance with the Escrow Agreement.

     8.4 Authority to Collect Receivables. Upon Closing, the Company shall fully cooperate with Buyer with respect to Buyer's collection of the Receivables. The Company shall, by communication prepared and approved by Buyer, notify all account debtors that the Company has assigned the Receivables to Buyer and shall instruct such account debtors to make all payments directly to Buyer or to such accounts as Buyer shall direct. Any payments on such Receivables which may be received by the Company or made payable to the Company shall be immediately endorsed or paid over to Buyer. For the limited purpose of collecting the Receivables, the Company hereby irrevocably appoints the Buyer as the Company's attorney-in-fact, with full authority in the place and stead of the Company, and in the name of the Company, or otherwise, to take any action and to execute any instrument necessary or convenient to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with the Receivables, to ask, demand, collect, sue for, recover, issue valid credits in the ordinary course of business (other than for the return of product assumed in Section 1.2(f), and receive and give acquittance and receipts for monies due with respect to the Receivables, and to file any claims or take any action or institute any proceedings which the Buyer may deem necessary or desirable for the collection of the Receivables, or otherwise to enforce the rights of the Company with respect to the Receivables.

     With respect to any Receivables which are re-assigned to the Company as uncollectible accounts under the Escrow Agreement, Buyer shall fully cooperate with the Company with respect to Company's collection, if possible, of such Receivables. The Buyer shall notify appropriate account debtors that the Buyer has re-assigned the Receivables to the Company, and shall instruct such account debtors to make all payments directly to the Company, or to such accounts as the Company shall direct. Any payments on such Receivables which may be received by the Buyer or made payable to the Buyer shall be immediately endorsed or paid over to the Company. In the event that such uncollectible account is, because of valid credits or other adjustment issued by the Company, unable of being further pursued by the Company, the Buyer, simultaneously with making a Receivable Claim (as that phrase is defined in the Escrow Agreement) with the Escrow Agent, shall deliver to the Company appropriate documentation reflecting such valid credit or adjustment. Buyer shall proceed diligently to collect the Receivables in the ordinary course of its business, and Buyer will not take any action to interfere with or impair the orderly collection of the Receivables; provided, however, that the parties agree that Buyer shall not be restricted in any manner in dealing with account receivable debtors as it would normally deal with such debtors in the ordinary course of its business, including, without limitation, the procurement of new credit applications, instituting new credit terms or payment schedules, and, if prudent in Buyer's judgment, ceasing to do business with certain debtors.

     The parties agree that as a condition of Closing, the Buyer shall be required to execute and deliver that Indemnity and Release Agreement in favor of the Company's lender ("Sanwa"), in the form attached as Schedule 8.4 (the "Indemnity Agreement"). In the event that Sanwa makes any claim against the Buyer pursuant to the Indemnity Agreement, the parties agree that the Buyer shall be entitled to immediately make a Receivable Claim with the Escrow Agent for the claimed amount, and that the Buyer shall direct Sanwa to deliver the applicable returned or insufficient fund check(s) to the Company. For all purposes hereunder and under the Escrow Agreement, the amount of any claim by Sanwa under the Indemnity Agreement shall be treated in the same manner as an uncollectible Receivable and as a Disputed Account (as that phrase is defined in the Escrow Agreement).

     The Buyer shall use its best efforts to have the UCC-1 executed by the Company, as debtor, filed in connection with the sale of the Receivables, in favor of NationsBank, to be terminated of record within one (1) year of the Closing Date.

     8.5 Use of Name. For a period not less than six (6) months from Closing, but not to exceed the Utilization Period, the Buyer shall have the right to use the Company's name, and derivations thereof, incident to the Buyer's use, in the normal course of business, of the Supplies, existing signage on the Property, existing signage with respect to vehicles and other equipment, and existing stationery, checks and other supplies constituting a part of the Purchased Assets; provided, however, that Buyer shall have the right to use the Company's name incident to Buyer's use of the tractors and trailers under the UPS equipment lease for the remaining term of said lease. Buyer shall indemnify and hold the Company harmless from and against any loss, cost, expense or other damage (including reasonable attorneys' fees) resulting from, arising out of, or incurred with respect to, the Buyer's use of the Company name, or any derivation thereof, after Closing.

     9.   Survival of Warranties; Indemnification.

     9.1 Survival of Representations and Warranties. The representations and warranties, and the covenants and agreements to be performed after the Closing of each party contained in this Agreement or in any document delivered pursuant hereto shall be deemed continuing and shall survive the Closing for a period of one
(1) year after the Closing Date, unless a longer period is specifically provided.

     9.2 Indemnification by the Company. The Company shall indemnify and hold Buyer harmless from and against any loss, cost, expense or other damage (including reasonable attorneys' fees) resulting from, arising out of, or incurred with respect to (i) the falsity or breach of any representation or warranty made by the Company herein, (ii) the breach of any covenant or agreement made by the Company herein, and (iii) any debts, obligations, contracts and liabilities of the Company other than Assumed Liabilities, including, without limitation, the Excluded Liabilities and any liability which may follow the Purchased Assets pursuant to applicable bulk sales laws (except to the extent that such liability is or arises from an Assumed Liability).

     9.3 Indemnification by Buyer. Buyer shall indemnify and hold the Company harmless from and against any loss, cost, expense or other damage (including reasonable attorneys' fees) resulting from, arising out of, or incurred with respect to (i) the falsity or breach of any representation or warranty made by Buyer herein, (ii) the breach of any covenant or agreement made by the Buyer herein,
(iii) any Assumed Liabilities, or (iv) any obligations or liabilities of Buyer.

     9.4 Limitations. The foregoing notwithstanding, any claim for indemnification under Sections 9.2 and 9.3 shall be asserted by written notice ("Indemnification Notice") specifying its nature in reasonable detail by the party claiming indemnification. In the event such Indemnification Notice is not given within one (1) year following the Closing Date, the right to assert such claim shall lapse. The Company's indemnification obligation shall in no event exceed the Purchase Price.

     9.5 Defense of Claim. If any third party shall assert any claims against Buyer which, if successful, would entitle Buyer to indemnification under this Section 9, Buyer shall give notice of such claim to the Company and the Company shall have the right to assume the defense of such claim at its expense. If the Company does assume the defense of such claim, it shall indemnify and hold Buyer harmless, to the extent provided in Sections 9.1 through 9.4 and Section 9.6, from and against any and all losses, damages and liabilities, including, without limitation, reasonable attorneys' fees, caused by or arising out of any settlement or judgment of such claim. In addition, Buyer shall have the right to participate in the defense of such claim at its expense, in which case (i) the Company agrees to cooperate in providing information to and consulting with Buyer about the claim, and (ii) the Company shall not consent to the entry of judgment or enter into any settlement without the prior written consent of Buyer, which consent shall not unreasonably be withheld. If the Company does not assume the defense of any such claim, Buyer may defend against and/or settle the claim in such manner and on such terms as they in good faith deem appropriate and shall be indemnified, to the extent provided in Sections 9.1 through 9.4 and Section 9.6, for the amount of any judgment or settlement and for all losses or expenses, legal or otherwise, incurred in connection with the defense and/or settlement of any claim. Failure by the Company to give written notice to Buyer of its election to defend any claim within fifteen
(15) days after written notice thereof is given to the Company by Buyer shall be deemed a waiver of its right to defend such claim. The Buyer shall be entitled to make an Indemnification Claim (as that phrase is defined in the Escrow Agreement) with the Escrow Agent, in accordance with the terms and conditions set forth in the Escrow Agreement for such claims, without first complying with the procedures set forth in this Section 9.5.

     9.6 Buyer's Remedies. Any provision herein to the contrary notwithstanding, Buyer shall be entitled to any remedy at law or in equity in order to enforce any provision of this Agreement, including, without limitation, specific performance and injunctive relief; provided that Buyer's remedy for monetary damages shall be limited by the provisions of Sections 9.4 and 9.5 above.

     9.7 Prompt Notice. Buyer and the Company covenant and agree to promptly provide to the other party any Indemnification Notice described in Section 9.4 above.

     10.  Miscellaneous.

     10.1 Expenses Incident to Transaction. Each party shall pay his or its own expenses and costs relating to the negotiation, execution and performance of this Agreement, including all fees of their respective attorneys, accountants, financial advisors and other professionals.

     10.2 Further Assurances. After the Closing, the Company will execute and deliver such further instruments of conveyance and transfer and take such other reasonable actions as Buyer may request to carry out the transactions contemplated by this Agreement.

     10.3 Governing Law. This Agreement shall be construed and interpreted according to the laws of Georgia.

     10.4 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given, and all document deliveries will be deemed to have been made, when personally delivered or three (3) days after the date when mailed, certified or registered mail, with postage prepaid, and

     (a)  if to Buyer, to:    Colorado Boxed Beef Company
                              c/o Bryan Saterbo, Senior Vice
                              President
                              302 Progress Road
                              Auburndale Industrial Park
                              Auburndale, FL 33823

          with copy to:       Kerry Wilson
                              Peterson & Myers, P.A.
                              141 Fifth Street
                              Suite 300
                              Winter Haven, FL 33881

or to such other person or address as Buyer shall designate from time to time by notice in writing to the Company pursuant hereto;
or

     (b)  if to Company, to:  Atlanta Provision Company, Inc.
                              c/o James Fiedler
                              Sattel Communications LLC
                              26025 Mureau Road
                              Calabasas, CA 91302

          with copy to        Larry D. Lieberman
                              Godfrey & Kahn, S.C.
                              780 North Water Street
                              Milwaukee, WI 53202
or to such other person or address as the Company shall designate from time to time by notice in writing to Buyer pursuant hereto.

     10.5 Publicity. Neither party shall issue any news releases regarding the proposed transaction unless and until the transaction closes, except as required by law. The attorneys for the respective parties must agree that a news release is required by law. Any news release must be agreed to in writing between the parties as to the text before it is released. This Agreement is otherwise subject to the Mutual Confidentiality Agreement between the parties.

     10.6 Entire Agreement. This Agreement and its schedules, and the Mutual Confidentiality Agreement executed by Buyer and the Company, embody the entire agreement among the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. This Agreement supersedes all proposals, letters or intent and other agreements relating to the subject matter hereof.

     10.7 Headings. The headings used in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     10.8 Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to any departure therefrom shall be effective unless in writing and signed by authorized officers of the Company and Buyer.

     10.9 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary that any single counterpart be executed by all parties hereto provided that each party shall have executed at least one counterpart.

     10.10 Binding Nature. This Agreement shall be binding and inure to the benefit of all the parties named herein and their respective successors and assigns.

     10.11 Bulk Sales. The parties each hereby waive compliance with any applicable bulk sales or similar law of any jurisdiction in connection with the sale of the Purchased Assets.

     10.12 Termination and Abandonment. The transactions provided for by this Agreement may be terminated and abandoned at any time on or before the Closing:

          (a) by mutual written consent of Buyer and the Company, without liability on the part of any party to the other; or

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          (b)  by Buyer, if any of the conditions of Section 8.2
     above have not been met or have not been waived in writing by Buyer as of the Closing Date; or

          (c)  by the Company, if any of the conditions of Section
     8.3 above have not been met and have not been waived in writing by the Company as of the Closing Date;

          (d) by Buyer or the Company, if the transaction contemplated by this Agreement has not closed on or before February 3, 1997, provided the party seeking to terminate shall have performed in all material respects all of its covenants under this Agreement which were to have been performed prior to the time of termination; or

          (e) by Buyer by written notice to the Company on or prior to Closing (the "Inspection Period"), if (a) Buyer shall have determined during its due diligence investigation of the Company that any matters had been materially misrepresented by the Company or (b) if Buyer shall not have received unconditional assurances satisfactory to it that it will obtain financing on terms reasonably satisfactory to it to consummate the purchase of the Purchased Assets, provided that Buyer has used its best efforts to obtain such unconditional assurances.

In the event of termination and abandonment by any party as provided in this Section 10.12, written notice shall forthwith be given to the other party by facsimile transmission or as set forth in Section 10.4 above. In the event of such termination, this Agreement shall terminate and become null and void other than with respect to Section 10.1 and Section 9. No termination shall release a party of any liability for breach hereof. The Mutual Confidentiality Agreement executed by Buyer and the Company shall survive any termination of this Agreement.


     10.13 Sales and Transfer Taxes. The Buyer shall pay and discharge when due any and all liability for recording fees, sales and use taxes, documentary taxes, motor vehicle transfer taxes and all similar fees, taxes and costs relating to the consummation of the transactions contemplated in this Agreement.

     10.14 Assumption of Employee Benefit Plans. With respect to the employees of the Company who become employees of the Buyer after the Closing, Buyer will assume the Employee Benefit Liabilities set forth on Schedule 1.2(e), along with all of the powers previously reserved by the Company under the plans related to the Employee Benefit Liabilities to amend, terminate or modify such contracts.

     10.15 Employment of Company Employees. Buyer agrees to provide a written offer of employment or written posting of notice

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

of offer of employment effective as of the Effective Time to substantially all employees of the Company promptly following the Effective Time, which offer shall be conditioned upon the Closing. Nothing in this Section shall create any rights on behalf of such employees as third-party beneficiaries with respect to this obligation. Buyer hereby agrees to indemnify and hold the Company harmless from and against any and all claims and liability arising solely as a result of Buyer's conduct after the Closing taken with respect to the employment of or refusal to hire a previous Company employee, including, without limitation, any claims or liability, based on the Buyer's acts or omissions arising after the Closing, and arising under the Workers Adjustment and Retraining Notification Act ("WARN") and any regulations promulgated thereunder or any similar state or local laws.

     10.16 Union Contract. The Buyer agrees to employ substantially all of the Company's employees covered by the current collective bargaining agreement between the Company and Local Number 1996 of the United Food and Commercial Workers Union (the "Union"), effective as of the Effective Time, but conditioned upon Closing. (The agreement with the Union is herein referred to as the "Collective Bargaining Agreement.") In addition, the Buyer agrees to recognize the Union as the current exclusive collective bargaining representative of the employees covered by the Collective Bargaining Agreement, a complete copy of which has been previously furnished to Buyer. Nothing in this Section shall create any rights on behalf of such Union or any other union as third-party beneficiaries with respect to this obligation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                              THE COMPANY:

                              ATLANTA PROVISION COMPANY, INC.


                              /s/  G. Michael Coggins
                                   President & CEO



                              BUYER:

                              COLORADO BOXED BEEF COMPANY


                              /s/  Bryan N. Saterbo
                                   Senior Vice President

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